Acasti Announces Appointment of Prashant Kohli as CEO

LAVAL, Québec, April 4, 2023 -- Acasti Pharma Inc. (“Acasti” or the “Company”) (Nasdaq: ACST), a late-stage specialty pharma company advancing drug candidates for rare and orphan diseases, today announced the appointment of Prashant Kohli as Acasti’s new Chief Executive Officer, succeeding Jan D’Alvise. The parties have mutually agreed to part ways, and Ms. D’Alvise will be stepping down from the board.

Prashant Kohli has served as Chief Commercial Officer of Acasti since 2022. Mr. Kohli has over 20 years of commercialization experience leading strategy, sales, marketing, and product management. Recently, Mr. Kohli was VP, Commercial Operations of Acasti and at Grace Therapeutics, prior to its acquisition by Acasti in August 2021. Mr. Kohli has developed a broad network of KOL physicians who treat Subarachnoid Hemorrhage (SAH) at leading comprehensive stroke centers across the country; Acasti’s late-stage clinical program, GTX-104, is for the treatment of SAH. Mr. Kohli has also held a variety of commercial, corporate, and business development roles at Archi-Tech Systems, Cardinal Health, IQVIA, Rosenbluth, and Dun & Bradstreet. He has a BA in Computer Science and Math, and an MBA from The Wharton School.

“Acasti is at an exciting point in its development as we advance GTX-104 into its upcoming Phase 3 safety study and are fortunate to have someone with Prashant’s wealth of experience to lead us into this next stage in our evolution,” commented Vimal Kavuru, Acasti’s Board Chair. “Prashant’s expertise crafting go-to-market plans for products with unique value proposition that address critical unmet needs, coupled with his commercial partnering capabilities, will serve us well going forward.”

Over his career, Mr. Kohli has built, deployed, and led sales and marketing efforts from the ground-up with significant experience in P&L accountability, product development, salesforce design and deployment, branding, market access, and distribution. He has successfully implemented evidence-based, consultative-selling model that are rooted in deep understanding of the health ecosystem including patients, providers, health systems, government, and payers.

Mr. Kohli added, “I am extremely excited for the opportunity to lead Acasti going forward. We have a tremendous opportunity ahead of us to bring effective treatments to severely underserved patient population, led by GTX-104’s advancement to a Phase 3 safety study in patients with SAH. I look forward to leveraging my commercialization and partnering experience in this new role to bring value to Acasti.”

"We thank Jan for her dedicated service and many contributions to the advancement of Acasti, and we wish her well in her future endeavors,” said Mr. Kavuru.

About Acasti

Acasti is a late-stage specialty pharma company with drug delivery technologies and drug candidates addressing rare and orphan diseases. Acasti's novel drug delivery technologies have the potential to improve the performance of currently marketed drugs by achieving faster onset of action, enhanced efficacy, reduced side effects, and more convenient drug delivery—all which could help to increase treatment compliance and improve patient outcomes. Acasti's three lead clinical assets have each been granted Orphan Drug Designation by the FDA, which provide the assets with seven years of marketing exclusivity post-launch in the United States, and additional intellectual property protection with over 40 granted and pending patents. Acasti's lead clinical assets target underserved orphan diseases: (i) GTX-104, an intravenous infusion targeting Subarachnoid Hemorrhage (SAH), a rare and life threatening medical emergency in which bleeding occurs over the surface of the brain in the subarachnoid space between the brain and skull; (ii) GTX-102, an oral mucosal spray targeting Ataxia-telangiectasia (A-T), a progressive, neurodegenerative genetic disease that primarily affects children, causing severe disability, and for which no treatment currently exists; and (iii) GTX-101, a topical spray targeting Postherpetic Neuralgia (PHN), a persistent and often debilitating neuropathic pain caused by nerve damage from the varicella zoster virus (shingles), which may persist for months and even years.

For more information, please visit: https://www.acasti.com

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and “forward-looking information” within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Such forward looking statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of Acasti to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements containing the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “estimates”, “potential,” “should,” “may,” “will,” “plans,” “continue”, “targeted” or other similar expressions to be uncertain and forward-looking. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The forward-looking statements in this press release are based upon Acasti’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation: (i) the success and timing of regulatory submissions of the planned Phase 3 safety study for GTX-104; (ii) regulatory requirements or developments and the outcome and timing of the proposed IND application for GTX-104; (iii) changes to clinical trial designs and regulatory pathways; (iv) legislative, regulatory, political and economic developments; and (v) actual costs associated with Acasti’s clinical trials as compared to management’s current expectations. The foregoing list of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors detailed in documents that have been and are filed by Acasti from time to time with the Securities and Exchange Commission and Canadian securities regulators. All forward-looking statements contained in this press release speak only as of the date on which they were made. Acasti undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable securities laws. The NASDAQ does not accept responsibility for the adequacy or accuracy of this release.

Acasti Contact:

Prashant Kohli
Chief Executive Officer

Tel: 450-686-4555
Email: info@acasti

www.acasti.com

Investor Relations:

Robert Blum

Lytham Partners, LLC

602-889-9700

ACST@lythampartners.com